September 24, 2018

RAVE Restaurant Group, Inc. Reports Fourth Quarter

and Fiscal Year 2018 Financial Results

RAVE sees improvements in comparable store retail sales and net income

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today reported financial results for the fourth quarter and fiscal year ended June 24, 2018.

Fourth Quarter Highlights:

•	RAVE total comparable store retail sales increased 0.4% in the fourth quarter of fiscal 2018 compared to the same period of the prior year.
•	Pizza Inn domestic comparable store retail sales increased 2.5% in the fourth quarter of fiscal 2018 compared to the same period of the prior year, while total domestic retail sales increased 0.3%.
•	Pie Five comparable store retail sales decreased 6.4% in the fourth quarter compared to the same period of the prior year, while total system-wide retail sales decreased 10.7%.
•	Total revenue decreased by $2.5 million to $2.8 million for the fourth quarter of fiscal 2018 compared to $5.3 million for the same period of the prior year.
•	Net income improved by $4.4 million to $3.3 million compared to a net loss of $1.1 million for the same period of the prior year.
•	The Company reversed $3.4 million of the previous valuation allowance against net deferred tax assets, resulting in a net income tax benefit of $3.3 million.
•	On a fully diluted basis, the Company had net income of $0.21 per share for the fourth quarter of fiscal 2018 compared to a net loss of $0.11 per share for the same period of the prior year.
•	Adjusted EBITDA of $0.3 million was a $0.6 million improvement from the same period of the prior year.
•	Domestic Pizza Inn units increased by one during the quarter bringing the domestic total units open at the end of the quarter to 153.
•	International Pizza Inn units decreased by two during the quarter bringing the international total units open at the end of the quarter to 58.
•	Pie Five units decreased by five during the quarter bringing the total Pie Five units open at the end of the quarter to 73.

Annual Highlights:

•	RAVE total comparable store retail sales decreased 2.1% compared to fiscal 2017.
•	Pizza Inn domestic comparable store retail sales increased 1.8% from the prior year, while total domestic retail sales decreased 1.9%.
•	Pie Five comparable store retail sales decreased 12.9% from the prior year, while total system-wide retail sales decreased 16.7%.
•	Total consolidated revenue decreased 42.0% in fiscal 2018 to $15.1 million.
•	Net income improved by $14.4 million to $1.9 million compared to a net loss of $12.5 million in the prior year.
•	The Company reversed $3.4 million of the previous valuation allowance against net deferred tax assets, resulting in a net income tax benefit of $3.3 million.
•	On a fully diluted basis, the Company reported net income of $0.13 per share compared to a net loss of $1.18 per share in the prior year.
•	Adjusted EBITDA of $0.6 million was a $2.4 million increase from the prior year.
•	Shareholders’ Equity increased by $8.4 million to $6.3 million as of the end of fiscal 2018 compared to the prior year
•	Domestic Pizza Inn units decreased by eight during the year bringing domestic total units open at the end of the fiscal year to 153.
•	International Pizza Inn units decreased by two during the year bringing the international total units open at the end of the fiscal year to 58.
•	Pie Five units decreased by eleven during the year bringing the total Pie Five units open at the end of the fiscal year to 73.

RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today announced results for its fourth quarter and fiscal year ended June 24, 2018. RAVE total comparable store retail sales increased 0.4% in the fourth quarter of fiscal 2018 compared to the same period of the prior year.

The Company’s net income of $3.3 million in the fourth quarter, or $0.21 per diluted share, was an increase of $4.4 million, or $0.32 per diluted share, compared to the same period of the prior year. The Company’s net income of $1.9 million, or $0.13 per diluted share, in fiscal 2018 was an increase of $14.4 million, or $1.31 per diluted share, compared to the prior year. The improved net income over the prior year was largely due to a $7.9 million improvement in Company-owned stores related primarily to reductions in closed and non-operating store expenses and a $3.4 benefit from a partial reversal of the previous valuation allowance for net deferred tax assets.

Adjusted EBITDA of $0.3 million in the fourth quarter was an increase of $0.6 million compared to the same period of the prior year. Adjusted EBITDA of $0.6 million for the fiscal year was an increase of $2.4 million compared to the prior year.

“We are encouraged by progress that we’ve made with both brands,” said Scott Crane, Chief Executive Officer for RAVE Restaurant Group, Inc. “The decisions made in fiscal 2018 have laid a solid foundation for success in coming quarters. We are executing on key elements of our revitalization plans which are driving us towards the next phase of growth. Positive trends in comparable store retail sales point to a strong turnaround.”

Fourth Quarter Fiscal 2018 Operating Results

Pizza Inn comparable store and total domestic retail sales increased by 2.5% and 0.3%, respectively, during the fourth quarter of fiscal 2018 compared to the same period of the prior year.

“The fourth quarter of fiscal 2018 marked the sixth consecutive quarter of growth in comparable store retail sales for Pizza Inn,” said Bob Bafundo, newly promoted President of RAVE Restaurant Group, Inc. “We attribute the increased restaurant traffic and sales momentum to new initiatives such as online ordering, all-day buffet, and remodeled franchise locations. We believe this momentum is continuing in fiscal 2019. We are closely monitoring the effects of Hurricane Florence on our North Carolina and South Carolina stores but, despite weather challenges, we are optimistic about a seventh consecutive quarter of growth in Pizza Inn comparable store retail sales.”

The Company opened its first three Pizza Inn Express, or PIE, kiosk locations including a PIE kiosk in the Fort Lauderdale Airport in the fourth quarter.

“PIE was introduced as a complement to the existing Pizza Inn model and is quickly gaining traction with our guests due to its convenience and with our operators due to its low startup costs,” said Bafundo. “PIE will allow Pizza Inn to diversify its footprint into convenience stores, malls, travel centers and airport settings. It also now gives RAVE a pizza business model for virtually every footprint between 50 and 5,000 square feet.”

Pie Five comparable store and system-wide retail sales decreased by 6.4% and 10.7%, respectively, for the fourth fiscal quarter compared to the same period of the prior year.

“To combat recent sales challenges, Pie Five has launched several sales initiatives including a low carb cauliflower crust, 14” large shareable pizzas, and sandwich melts,” said Crane. “We’ve been very pleased with the consumer response to these new items, which has led to increased frequency from existing guests and an introduction to new users.”

Net income improved by $4.4 million to $3.3 million in the fourth quarter of fiscal 2018, primarily driven by a partial reversal of $3.4 million of the previous valuation allowance against net deferred tax assets.

Fiscal Year 2018 Operating Results

Pizza Inn comparable store retail sales increased by 1.8% and total domestic retail sales decreased by 1.9% during fiscal 2018 compared to the prior year.

Pie Five comparable store retail sales and system-wide retail sales decreased by 12.9% and 16.7%, respectively, during fiscal 2018 compared to the prior year.

“We are well-positioned for the next phase of growth at Pie Five,” said Crane. “Our new initiatives combined with our investments in third-party delivery, online ordering and carry-out have allowed us to capitalize on the strengths of the Pie Five brand. We believe that retail sales will improve in future quarters as these new revenue streams expand.”

The Company’s net income of $1.9 million, or $0.13 per diluted share, in fiscal 2018 was an increase of $14.4 million, or $1.31 per diluted share, compared to the prior year. The improved net income was largely due to a $7.9 million improvement in Company-owned stores related primarily to reductions in closed and non-operating store expenses and a $3.4 benefit from a partial reversal of the previous valuation allowance for net deferred tax assets.

Adjusted EBITDA of $0.6 million for the fiscal year was an increase of $2.4 million compared to the prior year.

The Company’s cash and cash equivalents increased to $1.4 million as of June 24, 2018, a $0.9 million improvement over the prior year end. The increase in cash and cash equivalents resulted from $4.1 million in cash provided by financing activities, $0.7 million in cash provided by investing activities, offset by $3.9 million in cash used by operating activities. The $4.1 million in cash provided by financing activities resulted from $5.1 million in proceeds from the sale of stock offset by $1.0 million payment of short-term debt. The $0.7 million in cash provided by investing activities was the result of $1.8 million in proceeds from the sale of assets offset by $1.1 million in cash used for capital expenditures. The $3.9 million in cash used by operating activities was primarily the result of payments for lease terminations and reductions of working capital related to the discontinuation of the Norco division.

Development Review

During the fourth quarter of fiscal 2018, the number of Pizza Inn domestic units increased from 152 to 153 units, while international units declined by two units to 58 units.

“We are proud of the progress we’ve made with RAVE’s legacy brand,” said Crane. “Pizza Inn is experiencing a comeback as evidenced by our experienced franchisees stepping up to build new units, and our ability to attract new prospective franchisees to the system. In addition, PIE has bolstered our opportunities in non-traditional settings like airports and convenience stores, allowing for greater flexibility for potential licensees.”

In the fourth quarter of fiscal 2018, there were no Pie Five restaurants opened, while five restaurants were closed, bringing the fiscal-year-end total to 73 restaurants.

“The Pie Five model is evolving to meet the modern business climate,” said Bafundo. “By closing underperforming Pie Five locations and transferring Company-owned locations to franchisees, we’ve been able focus our efforts on branding initiatives and the success of our franchisees. We’ve also introduced a new Pie Five prototype that we’re calling the ‘Goldilocks’ layout. It’s a right-sized model that factors in the current labor and real estate environment to offer reduced startup costs and a competitive return on investment at the unit level. This model focuses on speed and simplicity with a limited menu and an emphasis on building off-premise sales through carry-out, online ordering and third-party delivery. Our first Goldilocks location is expected to open in Garden City, Kansas, next month.”

Conference Call

A conference call and audio webcast have been scheduled to discuss these results. Details of the conference call are as follows:

Date:	Monday, September 24, 2018
Time:	5 p.m. Central Standard Time
Dial-In #:	1-844-492-3725 U.S. & Canada
1-412-317-5108 International

The conference call will be webcast at raverg.com. A web-based archive of the conference call will also be available at the above website.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.

The Company considers EBITDA and Adjusted EBITDA to be important supplemental measures of operating performance that are commonly used by securities analysts, investors and other parties interested in our industry. The Company believes that EBITDA is helpful to investors in evaluating its results of operations without the impact of expenses affected by financing methods, accounting methods and the tax environment. The Company believes that Adjusted EBITDA provides additional useful information to investors by excluding non-operational or non-recurring expenses to provide a measure of operating performance that is more comparable from period to period. Management also uses these non-GAAP financial measures for evaluating operating performance, assessing the effectiveness of business strategies, projecting future capital needs, budgeting and other planning purposes.

“EBITDA” represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, gain/loss on scrap or sale of assets, costs related to impairment, non-operating store costs and discontinued operations. A reconciliation of these non-GAAP financial measures to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates, franchises and/or licenses approximately 284 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

Contact:

Investor Relations

RAVE Restaurant Group, Inc.

469-384-5000

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Fiscal Year Ended
	June 24,	June 25,
	2018	2017

REVENUES:	$15,120	$26,077

COSTS AND EXPENSES:
Cost of sales	3,654	13,927
General and administrative expenses	7,597	10,801
Franchise expenses	2,645	2,736
Pre-opening expenses	114	162
Loss/(Gain) on sale of assets	(144)	882
Impairment of long-lived assets and other lease charges	894	5,877
Bad debt	351	342
Interest expense	183	106
Depreciation and amortization expense	874	2,434
Total costs and expenses	16,168	37,267

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(1,048)	(11,190)
Income tax expense / (benefit)	(3,322)	53
INCOME/(LOSS) FROM CONTINUING OPERATIONS	2,274	(11,243)

Loss from discontinued operations	(362)	(1,248)
NET INCOME / (LOSS)	$1,912	$(12,491)

INCOME / (LOSS) PER SHARE OF COMMON STOCK - BASIC:
Income / (loss) from continuing operations	$0.17	$(1.06)
Loss from discontinued operations	(0.03)	(0.12)
Net income / (loss)	$0.14	$(1.18)

INCOME / (LOSS) PER SHARE OF COMMON STOCK - DILUTED:

Income / (loss) from continuing operations	$0.16	$(1.06)
Loss from discontinued operations	(0.03)	(0.12)
Net income / (loss)	$0.13	$(1.18)

Weighted average common shares outstanding - basic	13,854	10,617

Weighted average common and
potential dilutive common shares outstanding	14,983	10,617

See Notes to Audited Consolidated Financial Statements within Form 10-K.

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 24,	June 25,
	2018	2017

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,386	$451
Accounts receivable, less allowance for bad debts
of $158 and $249, respectively	1,518	2,761
Other receivable	300	—
Notes receivable	712	675
Inventories	6	79
Income tax receivable	5	194
Property held for sale	539	671
Prepaid expenses and other	273	295
Total current assets	4,739	5,126

LONG-TERM ASSETS
Property, plant and equipment, net	1,510	3,808
Intangible assets definite-lived, net	212	239
Long-term notes receivable	803	127
Deferred tax asset, net	3,479	—
Deposits and other	243	246
Total assets	$10,986	$9,546

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable - trade	$774	$4,165
Short-term debt	—	1,000
Accrued expenses	1,109	1,265
Deferred rent	32	101
Deferred revenues	65	212
Total current liabilities	1,980	6,743

LONG-TERM LIABILITIES
Convertible notes	1,562	2,749
Deferred rent, net of current portion	433	655
Deferred revenues, net of current portion	670	1,425
Other long-term liabilities	42	53
Total liabilities	4,687	11,625

COMMITMENTS AND CONTINGENCIES (SEE NOTE J in Form 10-K)

SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, $.01 par value; authorized 26,000,000
shares; issued 22,166,674 and 17,786,049 shares, respectively;
outstanding 15,047,470 and 10,666,845 shares, respectively	222	178
Additional paid-in capital	33,206	26,784
Accumulated deficit	(2,493)	(4,405)
Treasury stock at cost
Shares in treasury: 7,119,204	(24,636)	(24,636)
Total shareholders' equity (deficit)	6,299	(2,079)

Total liabilities and shareholders' equity (deficit)	$10,986	$9,546

See Notes to Audited Consolidated Financial Statements within Form 10-K.

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
<BTB>
	Fiscal Year Ended
	June 24,	June 25,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$1,912	$(12,491)
Adjustments to reconcile net inome/(loss) to cash
used by operating activities:
Impairment of fixed assets and other assets	894	4,773
Stock compensation expense	115	58
Depreciation and amortization	835	2,410
Amortization of intangible assets definite-lived	39	46
Amortization of debt issue costs	35	—
Gain/loss on the sale of assets	(144)	882
Provision for bad debt	351	342
Changes in operating assets and liabilities:
Accounts receivable	908	(576)
Inventories	73	118
Prepaid expenses, deposits and other, net	25	116
Deferred revenue	(767)	(107)
Accounts payable - trade	(4,241)	350
Deferred rent	—	—
Deferred tax assets	(3,479)	—
Accrued expenses, deferred rent and other	(458)	(1,469)
Cash used by operating activities	(3,902)	(5,548)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	1,789	999
Purchase of intangible assets definite-lived	—	—
Capital expenditures	(1,081)	(573)
Cash provided by investing activities	708	426

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (payments) of short-term debt	(1,000)	1,000
Proceeds from sale of stock	5,129	—
Proceeds from issuance of convertible notes	—	2,894
Proceeds from exercise of stock options	—	806
Cash provided by financing activities	4,129	4,700

Net increase/(decrease) in cash and cash equivalents	935	(422)
Cash and cash equivalents, beginning of year	451	873
Cash and cash equivalents, end of year	$1,386	$451

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$187	$25
Income taxes	$64	$29

Non-cash activities:
Capital expenditures included in accounts payable	$49	$—
Conversion of notes to equity	$1,314	$—

See Notes to Audited Consolidated Financial Statements within Form 10-K.

RAVE RESTAURANT GROUP, INC.
ADJUSTED EBITDA
(In thousands)

	Twelve Months Ended
	June 24,	June 25,
	2018	2017
Net income (loss)	$1,912	$(12,491)
Interest expense	183	106
Income taxes	(3,322)	53
Income taxes - discontinued ops	(60)	—
Depreciation and amortization	874	2,434
Depreciation and amortization - discontinued ops	—	22
EBITDA	$(413)	$(9,876)
Stock compensation expense	115	58
Pre-opening costs	114	162
(Gain)/Loss on sale/disposal of assets	(144)	882
Impairment of long-lived assets and other lease charges	894	5,877
Discontinued operations excl taxes	422	1,226
Closed and non-operating store costs	(369)	(75)
Adjusted EBITDA	$619	$(1,746)

See Notes to Audited Consolidated Financial Statements within Form 10-K.